Exhibit 10.10

FIRST AMENDMENT TO
ASSIGNMENT AGREEMENT
BETWEEN
CORNING NATURAL GAS CORPORATION
AND
KENNETH J. ROBINSON

THIS FIRST AMENDMENT, effective this 2nd day of May, 2006, by and between Corning Natural Gas Corporation, a New York Corporation (the “Company”) and Kenneth J. Robinson (the “Executive”).

WITNESSETH:

WHEREAS, the Company and the Executive previously entered into that certain Assignment Agreement made July 10, 2001 (the “Assignment Agreement”); and

WHEREAS, the Executive and the Company desire to make the acquisition of the Company by C&T Enterprise, Inc. (“C&T”) more desirable to C&T by providing security to C&T for the limited indemnification obligations of the Executive and the Company to be agreed upon by and among C&T, the Company and the Executive in a Merger Agreement to be executed shortly after the execution of this First Amendment (the “Merger Agreement”); said security being certain rights under the life insurance policies on Executive (collectively the “Key Man Policy”).

WHEREAS, the Company and Executive desire to amend the Assignment Agreement to accomplish the foregoing,

NOW THEREFORE, it is hereby agreed by and between the parties hereto as follows:

1.    Paragraph 1 of the Assignment Agreement is hereby deleted in its entirety and a new paragraph 1 is substituted therefore to read in its entirety as follows:

“1. Effective upon the date (the “Transaction Date”) of the consummation of the merger of the Company with C&T, the ownership of the Key Man Policy shall vest in C&T, and the beneficiary of the Key Man Policy shall be the Executive or his heirs, subject to the rights of C&T under Paragraph 2 hereof.”

2.    Paragraph 2 of the Assignment Agreement is hereby renumbered as Paragraph 3 and a new paragraph 2 is hereby added as follows:

“  2. C&T’s limited indemnification rights under the Merger Agreement relative to the Executive may be funded by the cash value of the Key Man Policy in the event of a final determination of fraud having been committed by Executive with respect to the relevant representations and warranties set forth in the said Merger Agreement. Such determination of fraud shall be made by a court of competent jurisdiction and shall occur by the earlier of (a) the three (3) year anniversary of the effective date of the Merger Agreement or (b) the death of Executive. In the event that the Executive survives said three (3) year period and said three (3) year period passes without a valid claim for indemnification by C&T (as described in the preceding sentence), C&T may not change the beneficiaries and may not make any claim against the Key Man Policy cash value or otherwise. Executive’s rights to death benefits under the Key Man Policy shall be forfeited in the event that Executive violates the non-competition agreement with C&T.”

3.    This First Amendment shall not be effective in the event that the pending acquisition of the Company by C&T is not consummated.

4.    Except as provided above, the provisions of the Assignment Agreement remain in full force and effect and are incorporated herein by reference.

IN WITNESS WHEREOF, the Company has caused this First Amendment to be executed by its officer thereunto duly authorized, and the Executive has signed this First Amendment, all effective as of the date first above written.

Witness:	Corning Natural Gas Corporation:

/s/ Stanley G. Sleve	By:	/s/ Thomas K. Barry
	Title:	President & CEO

Witness:	Executive:

/s/ Stanley G. Sleve	/s/ Kenneth J. Robinson
Kenneth J. Robinson